Exhibit 19.1

NEUROMETRIX, INC.

Statement of Company Policy on Insider Trading and Disclosure

This memorandum sets forth the policy of NeuroMetrix, Inc. (the “Company”) regarding insider trading and the disclosure of information concerning the Company. This Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Statement”) is applicable to all directors, officers and employees of the Company. Violation of this Insider Trading Statement by any director, officer or employee of the Company may subject such person to disciplinary action by the Company, including termination of employment. All members of the Board of Directors and certain designated officers and employees of the Company also must comply with the Company’s Insider Trading Procedures (the “Insider Trading Procedures”). If you are required to comply with the Company’s Insider Trading Procedures, you will be notified and will receive a copy of that policy.

A. To Whom does this Insider Trading Statement Apply?

This Insider Trading Statement is applicable to all directors, officers and employees of the Company. In addition, this Insider Trading Statement continues to apply to directors, officers and employees of the Company following the termination of any such individual’s service to or employment with the Company until any material nonpublic information possessed by such individual has become public or is no longer material, whichever is earlier.

B. What is “Insider Trading?”

It is generally illegal for any director, officer or employee of the Company to trade in the securities of the Company while in the possession of material, nonpublic information about the Company. It is also generally illegal for any director, officer or employee of the Company to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.” The Company’s Board of Directors has adopted this Insider Trading Statement both to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws.

1. What is “Material” Information?

Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

●	projections of future earnings or losses, or other earnings guidance;

●	earnings or revenue that are inconsistent with the consensus expectations of the investment community;

●	potential restatements of the Company’s financial statements;

●	pending or proposed mergers, acquisitions, tender offers or joint ventures;

●	pending or proposed acquisitions or dispositions of significant assets;

●	changes in management or the Board of Directors;

●	actual or threatened litigation or governmental investigations or major developments in such matters;

●	new products or discoveries, or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract);

●	changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;

●	changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;

●	potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and

●	bankruptcies or receiverships.

2. What is “Nonpublic” Information?

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person can trade, there also must be adequate time for the market as a whole to digest the information that has been disclosed. For the purposes of this Insider Trading Statement, information will be considered public after the close of trading on the second full trading day following the Company’s public release of the information.

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C. What Activities are Prohibited?

When you know or are in possession of material, nonpublic information about the Company, you; your spouse, child, parent, sibling or other family member living in the same household; and any investment fund, trust, retirement plan, partnership, corporation or other entity over which you have the ability to influence or direct investment decisions concerning securities, generally are prohibited from the following activities:

●	trading in the Company’s securities (including trading in options, puts, calls or other derivative securities of the Company);

●	having others trade for you in the Company’s securities;

●	giving trading advice of any kind about the Company except that you should, when appropriate, advise others not to trade if doing so might violate the law or this Insider Trading Statement; and

●	disclosing the material, nonpublic information about the Company to anyone else who might then trade (“tipping”).

This Insider Trading Statement does not apply to an exercise of an employee stock option. The policy does apply, however, to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Trading in the Company’s securities if you have material, nonpublic information about the Company is expressly prohibited for all officers, directors and employees of the Company. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

D. What are the Penalties for Insider Trading?

The penalties for insider trading violations can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit gained or the loss avoided by the trading; pay the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are the subject of such violation, have purchased (where such violation is based on a sale of securities) or sold (where such violation is based on a purchase of securities) securities of the same class; pay civil penalties up to three times the profit made or loss avoided; pay a criminal penalty of up to $5 million; and serve a jail term of up to 20 years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under the Company’s control.

Violation of this Insider Trading Statement or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Statement has been violated. The Company may determine that specific conduct violates this Insider Trading Statement, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

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E. Unauthorized Disclosure; Prohibition on Commenting on the Company on Electronic Bulletin Boards, Internet Chat Rooms or Websites.

While the Company encourages its stockholders and potential investors to obtain as much information as possible about the Company, the Company believes that information should come from its publicly-filed SEC reports, press releases and external website or from a designated Company spokesperson, rather than from speculation or unauthorized disclosures by directors, officers or employees of the Company. For this reason, the Company has designated certain members of management to respond to inquiries regarding the Company’s business and prospects. This centralization of communication is designed to insure that the information the Company discloses is accurate and considered in light of previous disclosures. Formal announcements are generally reviewed by management and legal counsel before they are made public. Any communications that do not go through this review process create an increased risk to the Company, as well as to the individual responsible for the communication, of civil and criminal liability.

In addition, with the advent of the Internet, and the emergence of electronic bulletin boards and chat rooms, electronic discussions about companies and their business prospects have become common. Inappropriate communications disseminated on the Internet may pose an inherently greater risk due to the size of the audience they can reach. These forums have the potential to move a stock price significantly, and very rapidly – yet the information disseminated through electronic bulletin boards and chat rooms often is unreliable, and in some cases, may be deliberately false. The SEC has investigated and prosecuted a number of fraudulent schemes involving electronic bulletin boards and chat rooms. You may encounter information about the Company on the Internet that you believe is harmful or inaccurate, or other information that you believe is true or beneficial for the Company. Although you may have a natural tendency to deny or confirm such information on an electronic bulletin board or in a chat room, any sort of response, even if it presents accurate information, could be considered improper disclosure and could result in legal liability to you and/or to the Company.

The Company is committed to preventing inadvertent disclosures of material, nonpublic information, preventing unwitting participation in Internet-based securities fraud, and avoiding the appearance of impropriety by persons associated with the Company. Accordingly, this Insider Trading Statement prohibits you from discussing material, nonpublic information about the Company with anyone, including other employees, except as required in the performance of your duties. You should not under any circumstances provide information or discuss matters involving the Company with the news media, the investment community or stockholders, even if you are contacted directly by such persons, without express prior authorization. This restriction applies whether or not you identify yourself as associated with the Company. You should refer all such contact or inquiries to Thomas Higgins, Chief Financial Officer at NeuroMetrix, Inc., 4B Gill Street, Woburn, Massachusetts 01801.

This Insider Trading Statement also prohibits you from making any comments or postings about the Company on any Internet bulletin boards, chat rooms or websites, or responding to comments or postings about the Company’s business made by others. This restriction applies whether or not you identify yourself as associated with the Company.

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F. Confidential Information.

The Company also has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These policies include procedures regarding identifying, marking and safeguarding confidential information and employee confidentiality agreements. You should comply with these policies at all times.

G. Reporting of Violations.

If you violate this Insider Trading Statement or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you must report the violation immediately to Thomas Higgins, Chief Financial Officer at NeuroMetrix, Inc., 4B Gill Street, Woburn, Massachusetts 01801. However, if the conduct in question involves Mr. Higgins, if you have reported such conduct to Mr. Higgins and do not believe that he has dealt with it properly, or if you do not feel that you can discuss the matter with Mr. Higgins, you may raise the matter with Dr. Shai Gozani, President and CEO, at NeuroMetrix, Inc., 4B Gill Street, Woburn, Massachusetts 01801.

H. Modifications.

The Company may at any time change this Insider Trading Statement or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its insider trading policy. Notice of any such change will be delivered to you by regular or electronic mail (or other delivery option used by the Company) by the Company. You will be deemed to have received, be bound by and agree to revisions of this Insider Trading Statement when such revisions have been delivered to you unless you object to any revision therein in a written statement received by Thomas Higgins, within two (2) business days of such delivery.

I. Questions.

You are encouraged to ask questions and seek any follow-up information that you may require with respect to the matters set forth in this Insider Trading Statement. Please direct all questions to Thomas Higgins, Chief Financial Officer, at NeuroMetrix, Inc., 4B Gill Street, Woburn, Massachusetts 01801.

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Your failure to observe this Insider Trading Statement could lead to significant legal problems, and could have other serious consequences, including the termination of your employment.

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